Exhibit 10.6

Execution Version

CANADIAN SECURITY AGREEMENT

among

CIENA CANADA, INC.,

EACH OTHER GRANTOR

FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Collateral Agent

Dated as of October 28, 2019

CANADIAN SECURITY AGREEMENT, dated as of October 28, 2019, made by each of the undersigned grantors (each, a “Grantor” and, together with any other entity that becomes a grantor hereunder pursuant to Section 8.12 hereof, the “Grantors”) in favour of BANK OF AMERICA, N.A., as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Parties. Certain capitalized terms as used herein are defined in Article VII hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Ciena Corporation, a Delaware corporation (the “Company”, together with the Domestic Subsidiaries of the Company that are or become a U.S. Borrower pursuant to the terms of the Credit Agreement, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated under the laws of Canada (together with the other Canadian Subsidiaries of the Company that are or become a Canadian Borrower pursuant to the terms of the Credit Agreement, the “Canadian Borrowers”, and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent and collateral agent have entered into that certain ABL Credit Agreement, dated as of October 28, 2019 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed, on a several basis, to make Loans to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Canadian Guarantee, each Grantor has jointly and severally guaranteed to the Secured Parties the payment when due of all Guaranteed Obligations as described (and defined) therein;

WHEREAS, it is a condition precedent to the making of Loans to the Borrowers that each Grantor shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Grantor will benefit from the incurrence of Loans by the Borrowers;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

ARTICLE I

SECURITY INTERESTS

1.1. Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of its Obligations, each Grantor does hereby assign and transfer unto the Collateral Agent, and does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following personal property (and all rights therein) of such Grantor, or in which or to which such Grantor has any rights, in each case whether now existing or hereafter from time to time acquired or arising and regardless of where located:

(i)

each and every Account (and all rights to receive payments, indebtedness and other obligations (whether constituting an Account, Chattel Paper (including electronic Chattel Paper), Instrument, Document or Intangible));

(ii)	all cash and Money;

(iii)	the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv)

all (x) Deposit Accounts, collection accounts, disbursement accounts and lock boxes and all cash, Money, cheques, other negotiable instruments, funds and other evidences of payments held therein or credited thereto, (y) Securities Accounts and Security Entitlements and Securities credited thereto, and all cash, Money, cheques, marketable securities, Financial Assets and other property held therein or credited thereto, and (z) Futures Accounts and all cash, Money, marketable securities, Financial Assets and other property held therein or credited thereto;

(v)	all Chattel Paper (including, without limitation, all electronic Chattel Paper);

(vi)	[reserved];

(vii)	all Contracts, together with all Contract Rights arising thereunder;

(viii)	all Documents;

(ix)	all Equipment;

(x)	all fixtures;

(xi)	all Goods;

(xii)	all Instruments;

(xiii)	all Intellectual Property;

(xiv)	all Promissory Notes;

(xv)	all Inventory;

(xvi)	all Investment Property;

(xvii)	all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii)	all Intangibles;

(xix)	all Payment Intangibles (including corporate and other tax refunds);

(xx)	all Permits;

(xxi)	all books and records (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the foregoing);

(xxii)

with respect to each right to payment or performance included in each of the foregoing, any Supporting Obligation that supports such payment or performance and any Lien that secures such right to payment or performance or secures any such Supporting Obligation; and

(xxiii)

all substitutions, replacements accessions, Proceeds and products of any and all of the foregoing, including collateral security and guarantees with respect to any of the foregoing and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets, income, royalties, payments, licensing, damages and Deposit Accounts constituting Proceeds of the foregoing (all of the above, the “Collateral”).

(b) Notwithstanding anything herein to the contrary, in no event shall the security interests and Liens granted under Section 1.1(a) hereof attach to, and the term “Collateral” (and the component terms thereof) shall not include, (i) any property, interest or other rights for so long as the grant of such security interest shall constitute or result in (A) a breach or termination pursuant to the terms of, or a default under, any Intangible, lease, license, contract, agreement or other document, (B) a breach of any law or regulation which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (A) or (B) above is rendered ineffective pursuant to the PPSA or other applicable law (or any successor provision or provisions) of any relevant jurisdiction or any other then-applicable law (including any applicable bankruptcy laws) or principles of equity) or (C) require the consent of a Governmental Authority to permit the grant of a security interest therein (and such consent has not been obtained); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability breach or termination shall no longer be effective and to the extent severable, shall attach immediately to any portion of such property or other rights that does not result in any of the consequences specified in clause (A), (B) or (C) above; (ii) the Pledge Agreement Collateral, including any asset of a Grantor excluded from the Pledge Agreement Collateral pursuant to the proviso to Section 3.1 of the Pledge Agreement or the corresponding provision of any other Pledge Agreement, as applicable; (iii) any treasury stock of a Grantor; (iv) Excluded Accounts; (v) any Vehicles and other assets subject to certificates of title (other than to the extent such rights can be perfected by the filing of a financing statement under the PPSA or other applicable law); (vi) any

United States “intent-to-use” Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such application under applicable federal law (other than to the extent such rights can be perfected by the filing of a financing statement under the PPSA or other applicable law); (vii) any Consumer Goods (as defined in the PPSA); and (viii) the last day of the term of any real property lease or agreement therefor, provided that upon enforcement of the security interest, each Grantor shall stand possessed of such last day in trust or assign the same to any person acquiring such term (the assets described in preceding clauses (i) through (viii) hereof, collectively, the “Excluded Assets”).

(c) The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Grantor may acquire, or with respect to which any Grantor may obtain rights, at any time during the term of this Agreement.

(d) Each Grantor confirms that value has been given by the Collateral Agent and the Secured Parties to such Grantor, that such Grantor has rights in its Collateral existing at the date of this Agreement or the date of any supplement to this Agreement, as applicable, and that such Grantor and the Collateral Agent have not agreed to postpone the time for attachment of the security interest granted to the Collateral Agent in any of the Collateral of such Grantor pursuant to this Agreement.

(e) The Liens hereunder are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

(f) Notwithstanding anything herein to the contrary, the Grantors make no representations or warranties hereunder, and the covenants hereunder shall not apply, in respect of the Excluded Assets.

1.2. Grant of License. For purposes of enabling the Collateral Agent to exercise rights and remedies under this Agreement (but without limiting the other provisions of this Agreement), each Grantor hereby grants to the Collateral Agent and its agents, representatives and designees an irrevocable, nonexclusive, royalty free license, rent-free license and rent-free lease (which will be binding on any successor or assignee of such Grantor) to, after the occurrence and during the continuance of an Event of Default, have access to and use all of such Grantor’s (x) Equipment and fixtures and (y) Intellectual Property (including, without limitation, all Domain Names, Patents, Trademarks, Copyrights, Trade Secrets and object code and access to all media, written or electronic, in which any licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, as well as an irrevocable, nonexclusive license to grant to any third party a sub-licensable sub-license to use the foregoing rights, but excluding any source code) for which the Collateral Agent hereby agrees to take all commercially reasonable actions in connection with its use of such intellectual property to protect such Grantor’s rights and interest in such Intellectual Property (provided that in any event, the Collateral Agent shall not have any liability in connection therewith, other than liability which is the direct result of the Collateral Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision), for the purpose of (i) arranging for and effecting the sale, distribution or other disposition of Collateral, including the manufacture, production, completion, packaging, advertising, distribution and other preparation of such Collateral (including, without limitation, work-in-process, raw materials and complete Inventory) for sale, distribution or other disposition, (ii) selling (by public auction, private sale, going out of business sale or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Grantor’s business), (iii) storing or otherwise dealing with the Collateral, (iv) collecting all Accounts and copying, using and preserving any and all information relating to the Collateral, and (v) otherwise dealing with the Collateral as part of the exercise of any rights or remedies provided to the Collateral Agent hereunder or under the other Loan Documents, in each case without the interference by any Grantor or any other Subsidiary of the Company and without incurring any liability to any Grantor or any other Subsidiary of the Company, except any liability which is the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor will, and will cause each of its Subsidiaries to, cooperate with the Collateral Agent and its agents, representatives and designees in allowing the Collateral Agent to exercise the foregoing rights. To the extent that any asset of any Grantor in which the Collateral Agent has access or use rights as provided above is to be sold or otherwise disposed of after the occurrence and during the continuance of an Event of Default, such Grantor shall, if requested by the Collateral Agent in writing, cause the buyer to agree in writing to be subject to, and comply with the terms of, this Section 1.2. The Collateral Agent shall have the right to bring an action to enforce its rights under this Section 1.2, including, without limitation, an action seeking possession of the applicable Collateral and/or specific performance of this Section 1.2.

1.3. Power of Attorney. Subject to any Applicable Intercreditor Agreement, until this Agreement is terminated in accordance with its terms, each Grantor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any cheques or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, which appointment as attorney is coupled with an interest.

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Grantor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1. Necessary Perfection Action. The provisions of this Agreement (when executed and delivered by all parties thereto) are effective to create in favour of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Canadian Loan Parties in all of the Collateral described herein, and when (i) proper PPSA financing statements have been filed in the appropriate filing offices against each Canadian Loan Party, and (ii) the recordation of Intellectual Property Security Agreements with the CIPO, the Collateral Agent, for the benefit of the Secured Parties, shall have a perfected security interest in all right, title and interest in all of the Collateral described herein of such Canadian Loan Party to the extent such security interest can be perfected by (i) filing a PPSA financing statement under the PPSA or other applicable law, or (ii) filing with the CIPO, subject to no other Liens other than Permitted Liens (subject to the terms of any Applicable Intercreditor Agreement).

2.2. No Liens. Such Grantor is, and as to all Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent (other than Permitted Liens).

2.3. Other Financing Statements. As of the date hereof, there is no financing statement, financing change statement or similar statement or instrument of registration under the law of any relevant jurisdiction covering or purporting to cover any interest of any kind in the Collateral (other than financing statements, financing change statements or similar statements or instruments of registration filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Grantor will not execute or authorize to be filed in any public office any financing statement, financing change statements or similar statement or instrument of registration under the law of any jurisdiction or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Grantor or in connection with Permitted Liens.

2.4. Location of Inventory and Equipment. All Inventory and Equipment having a net book value in excess of US$1,000,000 held on the date hereof by each Grantor, other than any such Inventory and Equipment (i) in transit or out for repair, (ii) at customer, resellers, supplier or contract manufacturer locations, (iii) located outside of Canada or (iv) at locations used solely by such Grantor for purposes of warehousing spare parts, is located at one of the locations shown on Annex F hereto for such Grantor.

2.5. Chief Executive Office, Registered Office, Record Locations. The chief executive office and registered office of such Grantor is, on the date of this Agreement, located at the address indicated on Annex A hereto for such Grantor. During the period of the four calendar months preceding the date of this Agreement, the chief executive office and registered office of such Grantor has not been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A hereto for such Grantor.

2.6. Legal Names; Type of Organization (and Whether a Canadian Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc. As of the date hereof, the exact legal name of each Grantor, the type of organization of such Grantor, whether or not such Grantor is a Canadian Registered Organization, the jurisdiction of organization of such Grantor, such Grantor’s Location, and the organizational identification number (if any) of such Grantor is listed on Annex B hereto for such Grantor. Such Grantor shall not change its legal name, its type of organization, its status as a Canadian Registered Organization, its jurisdiction of organization, its Location or its organizational identification number (if any) from that used on Annex B hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Loan Documents and so long as same do not involve (x) a Canadian Registered Organization ceasing to constitute same or (y) such Grantor changing its jurisdiction of organization or Location from Canada or a province or territory thereof to a jurisdiction of organization or Location, as the case may be, outside Canada or a province or territory thereof) if (i) it shall have given to the Collateral Agent not less than 10 days’ prior written notice of each change to the information listed on Annex B (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex B which shall correct all information contained therein for such Grantor, and (ii) in connection with the respective change or changes, it shall have taken all action reasonably necessary or requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Grantor does not have an organizational identification number on the date hereof and later obtains one, such Grantor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably requested by the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

2.7. Trade Names; etc. As of the date hereof, such Grantor does not have or operate in any jurisdiction under, or in the five years preceding the date hereof has not had or has not operated in any jurisdiction under, any trade names, fictitious names or other names except its legal name as specified in Annex B and such other trade or fictitious names as are listed on Annex C hereto for such Grantor.

2.8. Certain Significant Transactions. During the one-year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Grantor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Grantor, in each case except as described in Annex D hereto. With respect to any transactions so described in Annex D hereto, the respective Grantor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Grantor, or was liquidated into or transferred all or substantially all of its assets to such Grantor, and shall have furnished, or caused to be furnished, to the Collateral Agent such PPSA searches as may have been requested by the Collateral Agent with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Grantor by such Person).

2.9. Collateral in the Possession of a Bailee. Without limiting the provisions of the Credit Agreement, if a Specified ABL Event of Default shall occur and be continuing and if any Inventory or other Goods, other than Inventory or Goods having a market value not in excess of US$5,000,000 in the aggregate, are in the possession of a bailee, such Grantor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, shall use its commercially reasonable efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Grantor. The Collateral Agent agrees with such Grantor that the Collateral Agent shall not give any such instructions unless a Specified ABL Event of Default has occurred and is continuing.

2.10. Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein and in the other Loan Documents and otherwise in writing in connection herewith or therewith.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;

INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1. Additional Representations and Warranties. As of the time when any of its Eligible Accounts arises, each Grantor shall be deemed to have represented and warranted that each such Eligible Account, and all material records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all material papers and documents (if any) relating thereto will, to the knowledge of a Responsible Officer of such Grantor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labour or services or the sale or lease and delivery of the merchandise listed therein, or both, enforceable against the account debtor in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws generally affecting creditors’ rights and equitable principles.

3.2. Maintenance of Records. Each Grantor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, in accordance with Section 6.09 of the Credit Agreement, and such Grantor will make the same available on such Grantor’s premises to the Collateral Agent for inspection in accordance with Section 6.10 of the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Grantor shall, at its own cost and expense, deliver copies (or, if requested by the Collateral Agent after the occurrence and during the continuance of an Event of Default, originals) of all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of such evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so directs, such Grantor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3. Direction to Account Debtors; Contracting Parties; etc. Subject to any Applicable Intercreditor Agreement, upon the occurrence and during the continuance of a Dominion Period, if the Collateral Agent so directs any Grantor, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor. Subject to any Applicable Intercreditor Agreement, without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations in the manner provided in Section 5.4 of this Agreement. The reasonable out-of-pocket costs and expenses of collection (including reasonable out-of-pocket legal fees), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor. The Collateral Agent shall deliver a copy of each notice given to any such obligors referred to in the preceding clause (y) to the relevant Grantor, provided that (x) the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 8.01(f) of the Credit Agreement has occurred and is continuing.

3.4. Modification of Terms; etc. Except (w) in accordance with such Grantor’s ordinary course of business, (x) as otherwise in such Grantor’s reasonable business judgment, (y) as permitted by the Credit Agreement or (z) as permitted by Section 3.5 hereof, no Grantor shall rescind or cancel any indebtedness evidenced by any Account or under any related Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Account or any related Contract, or interest therein, without the prior written consent of the Collateral Agent. Except to the extent otherwise permitted by this Agreement or the Credit Agreement, no Grantor will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts.

3.5. Collection. Except as such Grantor otherwise determines in its reasonable business judgment, each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any related Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or related Contract, and apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such related Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and related Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with its reasonable business judgment, (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with its reasonable business judgment and (iii) such other adjustments which such Grantor finds appropriate in accordance with its reasonable business judgment.

3.6. Instruments. If any Grantor owns or acquires any Instrument of US$3,000,000 or more constituting Collateral (other than (x) cheques and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the Pledge Agreement), such Grantor will within 30 days thereafter notify the Collateral Agent thereof, and upon request by the Collateral Agent will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

3.7. Grantors Remain Liable Under Accounts. Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8. Grantors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.9. Letter-of-Credit Rights. At any time any Grantor becomes a beneficiary under a letter of credit with a stated amount of US$3,000,000 or more in the aggregate, such Grantor shall at the time of delivery of any financial statements required to be delivered pursuant to Section 6.01(a) or 6.01(b) of the Credit Agreement, notify the Collateral Agent thereof and, upon the request of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are retained by the Collateral Agent and to be applied as provided in this Agreement only after the occurrence and during the continuance of an Event of Default.

3.10. [Reserved];

3.11. Chattel Paper. Subject to any Applicable Intercreditor Agreement, upon the request of the Collateral Agent made at any time or from time to time, each Grantor shall promptly furnish to the Collateral Agent a list of all electronic Chattel Paper constituting Collateral held or owned by such Grantor. Furthermore, if requested by the Collateral Agent, each Grantor shall promptly take all actions which are commercially reasonably so that the Collateral Agent has “control” of all electronic Chattel Paper, to the extent that the aggregate value or face amount of such electronic Chattel Paper equals or exceeds US$3,000,000 in the aggregate. Each Grantor will promptly (and in any event within 10 days) after any request by the Collateral Agent deliver all of its tangible Chattel Paper to the Collateral Agent, to the extent that the aggregate value or face amount of such tangible Chattel Paper equals or exceeds US$3,000,000 in the aggregate.

3.12. [Reserved].

3.13. Recordable Intellectual Property. (a) Annex G hereto sets forth as of the date hereof a complete and accurate list of all Recordable Intellectual Property that each Grantor owns. Each Grantor represents and warrants that as of the date hereof it is the sole owner of all right, title and interest in all Recordable Intellectual Property listed in Annex G hereto, except where the failure to have such sole ownership could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Each Grantor represents and warrants that:

(i) no Recordable Intellectual Property listed in Annex G hereto has been canceled nor is any cancelation or opposition action pending, to the knowledge of any Responsible Officer of such Grantor;

(ii) all such Recordable Intellectual Property is valid and subsisting;

(iii) such Grantor is not aware of any pending third-party claim that any of said registrations of Recordable Intellectual Property are invalid or unenforceable; and

(iv) such Grantor has not been advised in writing by counsel or by the relevant Intellectual Property Office, nor is such Grantor otherwise aware of any reason, that any of said applications of Recordable Intellectual Property will not mature into registrations, other than, in the case of each of the foregoing clauses (i) through (iv), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, solely upon the occurrence and during the continuance of an Event of Default, any document which may be required by the CIPO, any domain name registrar or any other governmental authority in order to effect an assignment of all right, title and interest in any Intellectual Property constituting Collateral, and record the same.

(b) Each Grantor agrees, within 60 days of the end of each fiscal year of the Company, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available to such Grantor with respect to: (i) any party who such Grantor reasonably believes is infringing, misappropriating, diluting or otherwise violating any of such Grantor’s rights in and to any Intellectual Property in any manner that would reasonably be expected to have a Material Adverse Effect, or (ii) any party, to the knowledge of any Responsible Officer of such Grantor, claiming that any Grantor or the conduct of any Grantor’s business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property right of any third party in any manner that would reasonably be expected to have a Material Adverse Effect. Each Grantor further agrees to take all necessary action, in accordance with its reasonable business judgment, with respect to any Person infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by it if failure to do so would reasonably be expected to have a Material Adverse Effect.

(c) Each Grantor agrees to use its Trademarks that are material to the business of the Company and its Subsidiaries, taken as a whole, during the time in which this Agreement is in effect to the extent required by the laws of Canada or other jurisdictions, as applicable, to maintain its rights in such Trademarks and to take all such other actions as are reasonably necessary to preserve such Trademarks as trademarks or service marks under the laws of Canada or other jurisdictions, as applicable (other than any such Trademarks that are deemed by a Grantor in its reasonable business judgment to no longer be material to the conduct of such Grantor’s business).

(d) Each Grantor shall, at its own expense, diligently maintain all registrations and applications for registration included in the Recordable Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole, in accordance with its reasonable business judgment, including but not limited to filing affidavits of use and applications for renewals of registration for all such Recordable Intellectual Property constituting registered Trademarks and timely payment of all post-issuance fees required to maintain in force its rights under each such Recordable Intellectual Property constituting issued Patent or registered Copyright, and shall pay all fees and disbursements in connection therewith and shall not abandon any such registration, filing of affidavit of use or application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent, not to be unreasonably withheld (other than with respect to registrations and applications deemed by such Grantor in its reasonable business judgment to be no longer prudent to pursue).

(e) At its own expense, each Grantor, in accordance with its reasonable business judgment, shall diligently prosecute all material applications for (i) Patents listed in Annex G hereto and (ii) Copyrights listed in Annex G hereto, in each case for such Grantor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications that are no longer material or are deemed by such Grantor in its reasonable business judgment to no longer be necessary in the conduct of Grantor’s business), absent written consent of the Collateral Agent not to be unreasonably withheld.

(f) In the event that any Grantor, either itself or through any agent, employee, licensee or designee, files an application for or acquires any Recordable Intellectual Property following the date hereof, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral and shall be subject to the Collateral Agent’s security interest, without further action by any party, and such Grantor shall within 60 days of the end of each fiscal year of the Company execute and deliver any and all agreements, instruments, documents and papers, including any applicable Intellectual Property Security Agreement, as necessary to evidence and perfect the Collateral Agent’s security interest in such Recordable Intellectual Property provided that such agreements, instruments, documents and papers (the “Writings”) are consistent with the terms of and conditions of this Agreement, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such Writings, solely upon the occurrence and during the continuance of an Event of Default and solely for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable until this Agreement is terminated.

ARTICLE IV

PROVISIONS CONCERNING ALL COLLATERAL

4.1. Protection of Collateral Agent’s Security. Except as otherwise permitted by the Loan Documents, no Grantor will do anything to impair the rights of the Collateral Agent in the Collateral. Each Grantor will at all times maintain insurance, at such Grantor’s own expense to the extent and in the manner provided in the Credit Agreement. Except to the extent otherwise permitted to be retained by such Grantor or applied by such

Grantor pursuant to the terms of the Credit Agreement and any Applicable Intercreditor Agreement, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 5.4 hereof. Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay its Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

4.2. Additional Information. Each Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent. Without limiting the forgoing, each Grantor agrees that it shall promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

4.3. Financing Statements. Each Grantor agrees to execute and deliver (or cause to be executed and delivered) to the Collateral Agent such financing statements or financing change statements in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of, and at the request of, the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Grantor hereby authorizes the Collateral Agent to file any such financing statements or financing change statements without the signature of such Grantor where permitted by law (and such authorization includes describing the Collateral as “all assets” of such Grantor or words of similar effect). Notwithstanding the foregoing, if reasonably requested by any Grantor, the Collateral Agent shall, at Grantor’s expense, make such filings as may be reasonably requested to evidence that the security interests hereunder do not attach to any property that constitutes Excluded Assets.

4.4. Further Actions. The Company shall, and shall cause each other Grantor to, at their own expense, take such other actions as are required by Section 6.12 of the Credit Agreement.

ARTICLE V

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

5.1. Remedies; Obtaining the Collateral Upon Default. Each Grantor agrees that, subject to any Applicable Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under the PPSA or other applicable law, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor;

(ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral;

(iii) instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account;

(iv) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 5.2 hereof, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v) take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Grantor shall at its own expense:

(x) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 5.2 hereof; and

(z) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi) exercise the rights granted under Sections 1.2 and 1.3 hereof;

(vii) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 5.4;

(viii) license or sublicense, on a royalty free, rent basis, whether on an exclusive or nonexclusive basis, any Intellectual Property included in the Collateral (in the case of

Trademarks, subject to reasonable quality control and subject to those exclusive licenses granted by Grantors in effect on the date hereof and those granted by any Grantor hereafter to the extent permitted by the Credit Agreement) for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine, it being understood that any such license, may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, that any such license shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default; and

(ix) if it so elects, shall have the right to, seek the appointment of a receiver, interim receiver, receiver-manager, or a receiver and manager or keeper (each a “Receiver”) to take possession of Collateral and to enforce any of the Collateral Agent’s remedies, or may institute proceedings in any court of competent jurisdiction for the appointment of such Receiver and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by the Collateral Agent. Any such Receiver given and shall have the same powers and rights and exclusions and limitations of liability as the Collateral Agent has under this Agreement, at law or in equity. To the extent permitted by applicable law, any Receiver appointed by the Collateral Agent shall (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of any such Grantor and not of the Collateral Agent. The Collateral Agent may from time to time fix the Receiver’s remuneration and the Grantors shall pay the amount of such remuneration to the Collateral Agent. The Collateral Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Collateral Agent. A court need not appoint, ratify the appointment by the Collateral Agent, or otherwise supervise in any manner the actions, of any Receiver. Upon a Grantor receiving notice from the Collateral Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of the Grantors with respect to the Collateral shall cease, unless specifically continued by the written consent of the Collateral Agent;

it being understood that each Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation. By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Collateral Documents.

5.2. Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then, subject to any Applicable Intercreditor Agreement, any Collateral repossessed by the Collateral Agent under or pursuant to Section 5.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of such Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Grantor which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of the PPSA and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 5.2 without accountability to the relevant Grantor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Grantor as hereinabove specified, the Collateral Agent need give such Grantor only such notice of disposition as shall be required by such applicable law. Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Grantor’s expense.

5.3. Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(i) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

5.4. Application of Proceeds. (a) Subject to any Applicable Intercreditor Agreement, all moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement or any other Collateral Document requires proceeds of collateral under such other Collateral Document to be applied in accordance with the provisions of this Agreement, the Pledgee, under, and as defined in, the Pledge Agreement or collateral agent under such other Collateral Document) upon any sale or other disposition of the Collateral (or the collateral under the relevant Collateral Document), in connection with the Collateral Agent’s exercise of remedies following the occurrence and during the continuance of an Event of Default, together with all other moneys received by the Collateral Agent hereunder or under any other Collateral Document, shall be applied as described in the Credit Agreement.

5.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Loan Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable legal fees, and the amounts thereof shall be included in such judgment.

5.6. Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Grantor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VI

INDEMNITY

6.1. Indemnity. (a) The parties hereto agree that the terms of Section 10.04 of the Credit Agreement are incorporated herein by reference, mutatis mutandis. If and to the extent that the obligations of any Grantor under this Section 6.1 are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

6.2. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement hereunder or under the other Loan Documents shall constitute Obligations secured by the Collateral. The indemnity obligations of each Grantor contained in this Article VI shall continue in full force and effect notwithstanding the full payment of all of its other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement and the payment of all other Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE VII

DEFINITIONS

The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the PPSA, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a Province, Territory, governmental unit of a Province or Territory, or person licensed or authorized to operate the game by a Province, Territory, or governmental unit of a Province or Territory.

“Account Debtor” shall mean any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account, Chattel Paper, Intangibles, Instrument or Investment Property.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Canadian Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Applicable Intercreditor Agreement” shall mean the Intercreditor Agreement, Other Intercreditor Agreement or Secured Other Letters of Credit Intercreditor Agreement, as applicable, in each case to the extent a Grantor is a party thereto.

“Borrower” shall have the meaning provided in the recitals of this Agreement.

“Canadian Borrower” shall have the meaning provided in the recitals of this Agreement.

“Canadian Registered Organization” shall mean an entity organized under the federal laws of Canada or of a Province or Territory thereof;

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the PPSA. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all tangible Chattel Paper and all electronic Chattel Paper.

“CIPO” shall mean, collectively, the Canadian Intellectual Property Office, United States Patent and Trademark Office and the United States Copyright Office, as applicable.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Collateral Documents” shall have the meaning provided in the Credit Agreement.

“Company” shall have the meaning provided in the recitals of this Agreement.

“Contract Rights” shall mean all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” shall mean all: (a) copyrights (whether statutory or common law, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications therefor, including, without limitation, the copyright registrations and applications in the CIPO listed in Annex G; (b) rights and privileges arising under applicable law with respect to such copyrights; and (c) renewals and extensions thereof and amendments thereto.

“Copyright Security Agreement” shall mean a copyright security agreement, in the form attached hereto as Exhibit B, executed and delivered by a Grantor in favour of the Collateral Agent for the benefit of the Secured Parties.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Deposit Accounts” shall mean all demand, time, saving, chequing or deposit accounts, collection accounts, lockboxes or other accounts having a depository function maintained with any bank, financial or other deposit-taking institution.

“Documents” shall mean “documents of title” as such term is defined in the PPSA.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Equipment” shall mean any “equipment” as such term is defined in the PPSA, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement.

“Excluded Assets” shall have the meaning provided in Section 1.1(b) of this Agreement.

“Financial Assets” shall mean all present and future “financial assets” as such term is defined in the STA.

“Futures Account” shall mean all “futures accounts” as such term is defined in the PPSA.

“Goods” shall mean “goods” as such term is defined in the PPSA.

“Grantor” shall have the meaning provided in the first paragraph of this Agreement.

“Instrument” shall mean “instrument” as such term is defined in the PPSA.

“Intangibles” shall mean “intangibles” as such term is defined in the PPSA.

“Intellectual Property” shall mean (a) all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Software, Trade Secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing; (b) rights corresponding to any of the foregoing throughout the world, including as provided by international treaties or conventions, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto; (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for past and future infringements, misappropriations, or other violations thereof; and (d) rights to sue for past, present, and future infringements, misappropriations, or other violations of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing.

“Intellectual Property Security Agreement” shall mean a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the PPSA.

“Investment Property” shall mean “investment property” as such term is defined in the PPSA.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Rights” shall mean all rights to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the relevant time entitled to demand payment or performance.

“Licenses” shall mean any and all licenses, agreements, consents, orders, franchises and similar arrangements in respect of the licensing, development, use or disclosure of any Intellectual Property.

“Location” of any Grantor, shall mean the location of such Grantor’s chief executive office or its registered office;

“Money” shall mean all present and future “money” as such term is defined in the PPSA.

“Obligations” shall mean “Canadian Obligations” as such term is defined in the Credit Agreement.

“Patents” shall mean all (a) industrial designs, letters patent, certificates of inventions, all registrations and recordings thereof, and all applications for letters patent and industrial design applications, including registrations, recordings and pending applications in the CIPO listed in Annex G, and (b) reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and all improvements thereto.

“Patent Security Agreement” shall mean a patent security agreement, in the attached hereto as Exhibit C, executed and delivered by a Grantor in favour of the Collateral Agent for the benefit of the Secured Parties.

“Payment Intangible” shall mean an Intangible under which the Account Debtor’s principal obligation is a monetary obligation.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, consent, approval, rights, orders, variances, franchises or authorizations of or from any Governmental Authority or agency.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Canadian Pledge Agreement.

“Pledge Agreement” shall mean the Canadian Pledge Agreement dated of even date herewith by the Company, each other Pledgor from time to time party thereto and the Collateral Agent, as pledgee.

“PPSA” shall mean the Personal Property Security Act (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation and related Minister’s Order.

“Proceeds” shall mean all “proceeds” as such term is defined in the PPSA and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Promissory Note” shall mean an Instrument that evidences a promise to pay a monetary obligation, does not evidence an order to pay, and does not contain an acknowledgment by a bank that the bank has received for deposit a sum of money or funds.

“Receiver” has the meaning set forth in Section 5.1 (ix).

“Recordable Intellectual Property” shall mean (i) any Patent issued by or applied for issuance with the CIPO, (ii) any Trademark registered or applied for registration with the CIPO, (iii) any Copyright registered or applied for registration with the CIPO and (iv) any material License granting to any Grantor any exclusive right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials pertaining to a Copyright registered with the CIPO.

“Securities Accounts” shall mean all present and future “securities accounts” as such term is defined in the STA, including all monies, “uncertificated securities,” and “securities entitlements” (each as defined in the STA) contained therein.

“Security” means all present and future “securities” as such term is defined in the STA.

“Security Agreement Supplement” shall mean a security agreement supplement, in the form attached hereto as Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 8.12 and/or adding additional property to the Collateral.

“Security Entitlements” shall mean all present and future “security entitlements” as such term is defined in the STA

“Software” shall mean all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing.

“STA” shall mean the Securities Transfer Act, 2006 (Ontario) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

“Supporting Obligations” shall mean all Letter of Credit Rights or secondary obligations that support the payment or performance of an Account, Chattel Paper, Document, Intangible, Instrument, or Investment Property.

“Termination Date” shall have the meaning provided in Section 8.8(a) of this Agreement.

“Trade Secrets” shall mean any confidential and proprietary information, including inventions, formulae, algorithms, production procedures, know-how, methods, techniques, marketing, plans, analyses, proposals, customer lists, supplier lists, specifications, models, personal information, data collections, source code and object code of a Grantor worldwide whether written or not.

“Trademarks” shall mean all: (a) trademarks, service marks, certification marks, domain names and associated URLs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registrations and applications filed in connection therewith, including registrations and registration applications in the CIPO that are listed in Annex G, (b) all extensions or renewals of any of the foregoing, (c) goodwill associated therewith or symbolized thereby, (d) other assets, rights and interests that uniquely reflect or embody such goodwill, and (e) rights and privileges arising under applicable law with respect to the use of any of the foregoing.

“Trademark Security Agreement” shall mean a trademark security agreement, in the form attached hereto as Exhibit D, executed and delivered by a Grantor in favour of the Collateral Agent for the benefit of the Secured Parties.

“U.S. Borrower” shall have the meaning provided in the recitals of this Agreement.

“Vehicles” shall mean all cars, trucks and other vehicles covered by a certificate of title issued by any Governmental Authority.

ARTICLE VIII

MISCELLANEOUS

8.1. Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be sent or delivered by mail, telecopy or courier service and all such notices and communications shall, when mailed, telecopied or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Collateral Agent or any Grantor shall not be effective until received by the Collateral Agent or such Grantor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a) if to any Grantor, c/o:

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

Attention: Treasurer’s Office

Facsimile:

with a copy to:

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

Attention: General Counsel’s Office

Facsimile:

(b) if to the Collateral Agent, at:

Bank of America, N.A.

GA7-293-08-01

300 Galleria Parkway, Suite 800

Atlanta, GA 30339

Attention:

Telephone:

Telecopier:

Electronic Mail:

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

8.2. Waiver; Amendment. Except as provided in Sections 8.8, 8.12 and 8.15 hereof and Section 10.01 of the Credit Agreement, none of the terms and conditions of this Agreement or any other Collateral Document may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder or under another Collateral Document shall not constitute a change, waiver, discharge or termination affecting any Grantor other than the Grantor so added or released) and the Collateral Agent (with the written consent of the Required Lenders).

8.3. Obligations Absolute. The obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any other Secured Debt Agreement or any security for any of its Obligations (in each case), whether or not such Grantor shall have notice or knowledge of any of the foregoing.

8.4. Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 8.8 hereof, (ii) be binding upon each Grantor, its successors and assigns, provided however, that except as otherwise permitted by the Credit Agreement, no Grantor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the consent of the Required Lenders), and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Parties and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Secured Parties or on their behalf.

8.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

8.6. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

(b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE COLLATERAL AGENT, ANY SECURED PARTY OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT, ANY OTHER COLLATERAL DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE PROVINCE OF ONTARIO SITTING IN TORONTO, AND ANY APPELLATE COURT THEREFROM, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ONTARIO COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH CANADIAN COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.7. Grantors’ Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or with respect to any Collateral.

8.8. Termination; Release. (a) On the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 6.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor a proper instrument or instruments (including PPSA termination statements) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date on which the Payment in Full of the Obligations has occurred.

(b) In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Loan Party) in connection with a sale or disposition permitted by Section 7.05 of the Credit Agreement or is otherwise released pursuant to the Credit Agreement, and the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement to the extent required to be so applied, the Collateral Agent, at the request and expense of such Grantor, will duly release from the security interest created hereby (and will promptly execute and deliver such documentation, including termination or partial release statements, including subordination agreements and the like in connection therewith to evidence the release of such item of Collateral or to subordinate its interest in such item of Collateral) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement. In the case of any sale or disposition of any Collateral permitted under Section 7.05 of the Credit Agreement (unless sold to another Loan Party), the security interest created hereby on such Collateral shall be automatically released without the need for further action by any Person. Furthermore, upon the release of any Grantor from the Canadian Guarantee in accordance with the provisions thereof or any Grantor in accordance with Section 9.10(b) of the Credit Agreement, such Grantor (and the Collateral at such time assigned by the respective Grantor pursuant hereto) shall be automatically released from this Agreement, and the Collateral Agent, at the request and expense of such Grantor being released, will promptly execute and deliver such documentation, including termination or partial release statements and the like in connection therewith and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) the Collateral of such Grantor being released.

(c) At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 8.8(a) or (b), such Grantor shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 8.8(a) or (b). At any time that the Company or the respective Grantor desires that a Subsidiary of the Company which has been released from the Canadian Guarantee or its obligations in accordance with Section 9.10(b) of the Credit Agreement, as applicable, be released hereunder as provided in the penultimate sentence of Section 8.8(b) hereof, it shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of the Company and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 8.8(b).

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it in accordance with, or which the Collateral Agent in good faith believes to be in accordance with, this Section 8.8.

8.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Collateral Agent.

8.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.11. The Collateral Agent and the other Secured Parties. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 9 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 9 of the Credit Agreement.

8.12. Additional Grantors. It is understood and agreed that any Canadian Subsidiary of the Company that desires to become a Grantor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Loan Document, shall become a Grantor hereunder by (x) executing a counterpart hereof, a Joinder Agreement or by executing a Security Agreement Supplement and delivering the same to the Collateral Agent, in each case as may be requested by the Collateral Agent (provided such Security Agreement Supplement shall not require the consent of any Grantor), (y) delivering supplements to Annexes A through G, inclusive, hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Grantor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Grantor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent and upon such execution and delivery, such Canadian Subsidiary shall constitute a Grantor hereunder.

8.13. [Reserved].

8.14. Intercreditor Agreement. To the extent a Grantor is party to any Applicable Intercreditor Agreement, this Agreement and the other Loan Documents are subject to the terms and conditions set forth in any such Applicable Intercreditor Agreement in all respects and, in the event of any conflict between the terms of any Applicable Intercreditor Agreement and this Agreement, the terms of such Applicable Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Collateral Agent (or any Secured Party) hereunder or under any other Loan Document are subject to the provisions of any Applicable Intercreditor Agreement and in the event of any conflict between the terms of such Applicable Intercreditor Agreement, this Agreement and any other Loan Document, the terms of such Applicable Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, no Loan Party shall be required hereunder or under any Loan Document to take any action with respect to the Collateral that is inconsistent with the provisions of any Applicable Intercreditor Agreement.

8.15. Release of Grantors. If at any time all of the Equity Interests of any Grantor (or, to the extent any Collateral Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor or other corresponding party under such other Collateral Document) owned by the Company and its Subsidiaries are sold (to a Person other than the Company or any of its Subsidiaries) in a transaction permitted pursuant to the Credit Agreement (and which does not violate the terms of any other Loan Document then in effect), then, at the request and expense of the Company, the respective Grantor shall be immediately released as a Grantor pursuant to this Agreement without any further action hereunder (and upon the reasonable request of the Company and at the expense of the Grantors, the Collateral Agent (or, to the extent any other Collateral Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such other Collateral Document) shall execute and deliver such instruments of release as are reasonably necessary to evidence the release of such Grantor and otherwise reasonably satisfactory to the Collateral Agent). At any time the Company desires that a Grantor be released from this Agreement as provided in this Section 8.15, the Company shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of the Company stating that (i) the transaction is permitted pursuant to the Credit Agreement (and does not violate the terms of any other Loan Documents then in effect) and (ii) the release of the respective Grantor is permitted pursuant to this Section 8.15.

8.16. Judgment Currency. If, for the purposes of enforcing judgment in any court or for any other purpose hereunder or in connection herewith, it is necessary to convert a sum due hereunder in any currency into another currency, such conversion should be carried out to the extent and in the manner provided in the Credit Agreement.

8.17. Amalgamations. If a Grantor amalgamates with any other corporation or corporations, it is the intention of the parties that the security interest granted pursuant to this Agreement will (a) extend to all of the property, assets and interests that (i) any of the amalgamating corporations own, or (ii) the amalgamated corporation thereafter acquires, and (b) secure the payment and performance of all debts, liabilities and obligations of any of the amalgamating corporations and the amalgamated corporation to the Collateral Agent or any Secured Party, however or wherever incurred and whether as principal, guarantor or surety and whether incurred prior to, at the time of, or subsequent to, the amalgamation. The security interest granted pursuant to this Agreement will attach to the property, assets and interests of the amalgamating corporations not previously subject to this Agreement at the time of amalgamation and to any property, assets or interests thereafter owned or acquired by the amalgamated corporation when such property, assets and interests become owned or are acquired. Upon any such amalgamation, the defined term Grantor shall include each of the amalgamating corporations and the amalgamated corporation, the defined term Collateral shall include all of the property, assets and interests described in (a) above, and the defined term Obligations shall include the obligations described in (b) above.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

GRANTORS:
CIENA CANADA, INC.

By:	/s/ Jiong Liu
Name: Jiong Liu
Title: Vice President and Treasurer

Accepted and Agreed to:

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ John M. Olsen
Name: John M. Olsen
Title: Senior Vice President